Exhibit 10.2

FIFTH AMENDMENT TO THE

PREMCOR PENSION PLAN

WHEREAS, Premcor Inc. (“Company”) previously established the Premcor Pension Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan in Section 12 thereof; and

WHEREAS, the Company desires to amend the Plan to provide for full vesting for certain employees terminated due to the closure of the St. Louis general office;

NOW, THEREFORE, Section 8A.3 is amended by adding the following sentence to the end thereof:

“In addition, the Pension Account of a Participant whose employment with the Employer is involuntarily terminated between June 1, 2003 and June 30, 2004 due to the closure of the St. Louis, Missouri general office of the Employer shall be 100% vested and nonforfeitable upon such termination of employment.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized officer this 23rd day of September, 2003.

PREMCOR INC.

By	/s/ James R. Voss

James R. Voss, Senior Vice-President